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HCSB Financial Corp.
(Name of Registrant as Specified in Its Charter)

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HCSB FINANCIAL CORP.
5201 Broad Street
Loris, South Carolina 29569

Notice of Annual Meeting of Shareholders

      Dear Fellow Shareholder:

We cordially invite you to attend the 2004 Annual Meeting of Shareholders of HCSB Financial Corp., the holding company for Horry County State Bank. At the meeting, we will report on our performance in 2003 and answer your questions. We are excited about our accomplishments in 2003 and look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we shall hold the meeting on April 22, 2004 at 7:00 p.m. at the Center for Health and Fitness at 3207 Casey Street, Loris, South Carolina for the following purposes:

1. To elect five members to the Board of Directors;

2. To approve the HCSB Financial Corp. Omnibus Stock Ownership and Long Term Incentive Plan; and

3. To transact any other business that may properly come before the meeting or any adjournment of the meeting

Shareholders owning our common stock at the close of business on March 15, 2004 are entitled to attend and vote at the meeting. A complete list of shareholders will be available at the company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors, /s/ James R. Clarkson James R. Clarkson President and Chief Executive Officer

Loris, South Carolina
March 15, 2004

HCSB FINANCIAL CORP.
5201 Broad Street
Loris, South Carolina 29569

Proxy Statement For The Annual Meeting of
Shareholders to be held on April 22, 2004

      Our Board of Directors is soliciting proxies for the 2004 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

      The Board set March 15, 2004 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,662,494 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

      Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

      When you sign the proxy card you appoint B. Kemp Floyd, Jr. and Stacy L. Stanley as your representatives at the meeting. Mr. Floyd and Mr. Stanley will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Floyd and Mr. Stanley will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors” and for the approval of the HCSB Financial Corp. Omnibus Stock Ownership and Long Term Incentive Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Floyd and Mr. Stanley will vote your proxy on such matters in accordance with their judgement.

      You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

      We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 19, 2004.

Proposal No. 1: Election of Directors

      The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors expire at the 2005 Annual Shareholders Meeting. The terms of the Class I directors will expire at the 2006 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III
D. Singleton Bailey	William H. Caines	Johnny C. Allen
Franklin C. Blanton	James R. Clarkson	Clay D. Brittain, III
T. Freddie Moore	J. Lavelle Coleman	Russell R. Burgess, Jr.
Carroll D. Padgett, Jr	Boyd R. Ford, Jr.	Larry G. Floyd
	Randy B. Hardee	Tommie W. Grainger
Gwyn G. McCutchen

Shareholders will elect five nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2007 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

      The Board of Directors recommends that you elect William H. Caines, James R. Clarkson, J. Lavelle Coleman, Boyd R. Ford, Jr. and Randy B. Hardee.

      If you submit a proxy but do not specify how you would like it to be voted, Mr. Floyd and Mr. Stanley will vote your proxy to elect Mr. Caines, Mr. Clarkson, Mr. Coleman, Mr. Ford, and Mr. Hardee. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Floyd and Mr. Stanley will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees:

        William H. Caines, 67, has served as a director of the company since its formation in 1999 and of the bank since 1987. He received a B.S. degree in Physical Education from Erskine College in 1962. Mr. Caines has been the President of Caines Realty & Appraisals, Inc. in Loris, S.C. since 1989.

        James R. Clarkson, 52, has served as President, Chief Executive Officer and director of the company since its formation in 1999 and of the bank since 1987. He received his B.A. degree in Economics from Clemson University in 1973. He is a 1985 graduate of the Graduate School of Banking at L.S.U., where he presently serves on the faculty. Mr. Clarkson is also an instructor and a course coordinator for the South Carolina Bankers School. He presently serves as a director of the South Carolina Bankers Association, the Independent Banks of South Carolina and the Horry Telephone Cooperative, Inc.

        J. Lavelle Coleman, 64, has served as a director of the company since its formation in 1999 and of the bank since 1987. Mr. Coleman has been the President of Tabor City Oil Co., Inc. in Tabor City, N.C. since 1974. He attended East Carolina University.

        Boyd R. Ford, Jr., 64, has served as a director of the company since its formation in 1999 and of the bank since 1987. He received his B.S. degree in Business Administration from the University of South Carolina in 1962. Mr. Ford is retired from Ford Fuel Services, Inc. and Ford’s Propane Gas, Inc. in Loris, S.C.

        Randy B. Hardee, 46, has served as a director of the company since its formation in 1999 and of the bank since 1987. He received his B.S. degree in Accounting from Clemson University in 1979. Mr. Hardee is an accounting practitioner and has been the President of Hardee Business Services, P.C. in Loris, S.C. since 1981. Mr. Hardee presently serves as Vice Chairman of the Board of Directors of both the company and the bank.

        Set forth below is also information about each of the company’s other directors and each of its executive officers. Each of the following directors is also a director of our bank.

        Johnny C. Allen, 57, has served as a director of the company and of the bank since 2002. Mr.Allen has served as the Horry County Treasurer since 1983. He attended the University of South Carolina.

        D. Singleton Bailey, 53, has served as a director of the company since its formation in 1999 and of the bank since 1987. Mr. Bailey has been the President of Loris Drug Store, Inc., located in Loris, S.C. since 1988. He received a B.A.degree in Sociology from Wofford College in 1972. Mr. Bailey now serves as the Secretary of the Board of Directors of the Company and the bank.

        Franklin C. Blanton, 59, has served as a director of the company since its formation in 1999 and the bank since 1987. Mr. Blanton has been the President of Blanton Supplies, Inc. in Loris, S.C. since 1981 and of Blanton Supplies of Little River, Inc., in Little River, S.C. since 1985. He presently serves as a director of Loris Healthcare System, Inc. and the Coastal Carolina University Education Foundation. Mr. Blanton is a past Chairman of the Horry County Board of Education and also a past President of the Independent Builders Supply, Inc. He received his B.S. degree in Business Administration from Campbell University in 1968.

        Clay D. Brittain,III, 49, has served as a director of the company and of the bank since 2002. Mr. Brittain received his B.A. degree in Economics from Wofford College in 1977 and received his Juris Doctorate from the University of South Carolina Law School in 1980. He is an attorney in the firm of Thompson & Henry, P.A. in Myrtle Beach, S.C.

        Glenn R. Bullard, 54, is the Executive Vice President of the company and of the bank. He served as Vice President and Manager of our Little River office from February, 1997 through December, 1999. Mr. Bullard received his B.S. degree in Business Administration from the University of South Carolina in 1977.

        Russell R. Burgess, Jr., 61, has served as a director of the company since its formation in 1999 and of the bank since 1998. Mr. Burgess has been the owner of Aladdin Realty Company in North Myrtle Beach, S.C. since 1980 and also the owner and broker-in-charge of Burgess Realty & Appraisal Service in North Myrtle Beach, S.C. since 1990. He is a former member of the North Myrtle Beach City Council. He also serves on the Board of Directors of Beechwood Golf Club. Mr. Burgess received a B.S. degree in Biology from Campbell University in 1966. Mr. Burgess now serves as Chairman of the Board of Directors of both the company and the bank.

        Larry G. Floyd, 63, has served as director of the company and of the bank since 2002. He attended the University of South Carolina and the Ringling School of Art in Sarasota, Florida. Mr. Floyd has been the President of Floyd's Insulation, Inc. since 1975 and Cherry Grove Sales, Inc. in North Myrtle Beach, S.C. since 1988.

        Tommie W. Grainger, 64, has served as a director of the company since its formation in 1999 and of the bank since 1998. He graduated from the Forest Ranger School of the University of Florida in 1959 with an associate degree in Forestry. Mr. Grainger has been the President of Coastal Timber Co., Inc. in Conway, S.C. since 1966.

        Michael W. Hambrick, 47, is Senior Vice President and Chief Financial Officer of the company and of the bank and is also the bank’s Personnel Officer. He joined the company in November, 2001. He received his B.A. degree in Political Science from the University of South Carolina in 1979. He previously worked as a securities broker at First South Carolina Securities, Inc. in Columbia, S.C. and as an account manager with Employer Service Group in Columbia, S.C.

        Gwyn G. McCutchen, 59, has served as a director of the company since its formation in 1999 and of the bank since 1987. Dr. McCutchen received his B.S. degree in Biology in 1966 from Presbyterian College and his D.D.S. from the Medical College of Virginia Dentistry in 1970. Dr. McCutchen has been a dentist in Loris, S.C. since 1970.

        T. Freddie Moore, 63, has served as a director of the company since its formation in 1999 and of the bank since 1987. Mr. Moore has been the President of Gateway Drug Store, Inc., in Loris, S.C. since 1974. He received his B.S. degree in Pre-Medicine from The Citadel in 1963 and a B.S. degree in Pharmacy in 1966 from The Medical University of South Carolina.

        Carroll D. Padgett, Jr., 56, has served as a director of the company since its formation in 1999 and of the bank since 1987. Mr. Padgett is a practicing attorney at Carroll D. Padgett, Jr., P.A. in Loris, S.C. Mr. Padgett received a B.S. degree in Political Science from the University of Georgia in 1969 and received his Juris Doctorate from the University of South Carolina Law School in 1972.

Proposal No. 2: Approval of the HCSB Financial Corp. Ominbus Stock Ownership and Long Term Incentive Plan

General

        The board of directors has approved the adoption of our Ominbus Stock Ownership and Long Term Incentive Plan. The plan authorizes the grant of options and the award of restricted stock and stock appreciation rights to our employees for up to 200,000 shares of common stock from time to time during the term of the plan, subject to adjustment upon changes in capitalization. We believe that the issuance of stock options, restricted stock, and stock appreciation rights can promote the growth and profitability of the company by providing additional incentives for participants to focus on the company’s long-range objectives. We also believe that these awards will help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. Therefore, we ask that you approve this plan at the meeting. The principal provisions of the plan are summarized below. This summary is not complete and is qualified in its entirety by reference to the plan, a copy of which is attached as an exhibit to our Annual Report on Form 10-KBS.

        Our Compensation Committee will administer the grant of awards under the Omibus Stock Ownership and Long Term Incentive Plan. Under the plan, the company may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below), nonqualified stock options, restricted stock, and stock appreciation rights. Subject to board approval, the Compensation Committee will determine the persons who will receive options, restricted stock, and stock appreciation rights and the amount of stock or number of shares that will be covered by their options. The Compensation Committee will also determine the terms of each award, including the periods of time (not exceeding 10 years from the date of grant) during which options will be exercisable and whether termination of an optionee’s employment under various circumstances would terminate options granted under the plan to that person. In addition, the

        Compensation Committee will determine the restriction period, vesting conditions, and any other terms of the grant of restricted stock and stock appreciation rights.

        If granted an option under the plan, the optionee will receive an option agreement specifying the terms of the option, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires. The plan provides that the Compensation Committee may, in its sole discretion, determine that options will become exercisable and restrictions will lapse immediately upon a change in control of the company.

        The option price per share is an amount to be determined by the Compensation Committee, but for an incentive stock option the price will not be less than the fair market value of the stock on the date of grant. Generally, the option price will be payable in full upon exercise. Payment of the option price of any stock option may be made in cash, by delivery of shares of common stock at the discretion of the board (valued at their fair market value at the time of exercise), or at the discretion of the board by a combination of cash and stock. We will receive no consideration upon granting of an option.

        Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee’s lifetime may be exercised only by the optionee ( or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

        The board will have the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee’s consent.

New Plan Benefits

        The HCSB Financial Corporation Omnibus Stock Ownership And Long Term Incentive Plan authorizes the grant of Options and the award of Restricted Stock from time to time during the term of the plan. The employees included in the plan include the Executive Officers of the Corporation as well as certain Non-Executive Officer employees. The Executive Officer group currently numbers three employees while the Non-Executive Officer group currently has thirteen employees.

	Incentive Option Awards*		Restricted Stock Awards*
Name & Position	Dollar Value($)	# of Units	Dollar Value($)	# of Units
James R. Clarkson	$0	4,312	$23,958	2,875
President&CEO
Glenn R. Bullard
Executive Vice President	$0	2,174	$12,075	1,449
Executive Officer
As a Group	$0	8,156	$45,298	5,438
Other Employees
As a Group	$0	13,569	$113,030	13,569
* Subject to Plan Approval

         Restricted Stock Awards vest after the first three year period when Horry County State Bank’s Return on Average Assets (ROAA) averages 1.15% over the period of three consecutive years.

        Federal Income Tax Consequences

        There are no federal income tax consequences to the optionee or to the company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

        Incentive Stock Options. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and the company will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares’ value from the time of grant of the option to the time of its exercise, and to tax such again, at the time of sale, at capital gain rates rather than at ordinary income rates.

        If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee’s holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

        Nonqualified Stock Options. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee’s basis in the shares is equal to the market price of the acquired shares on the date of exercise.

        Restricted Stock. Generally, and except as noted below, the grant of restricted stock is not taxable at the time of the grant. Instead, at the time restricted stock vests or becomes transferable, a recipient will recognize ordinary income equal to the amount by which the restricted stock’s fair market value on the date that it vests exceeds the price paid for the restricted stock. An employee may, however, elect to recognize income as of the date of grant of the restricted stock, in an amount equal to the amount by which the fair market value of the restricted stock on the date of grant exceeds the price paid for the restricted stock. If the employee makes that election, no additional income will be recognized when the stock vests or becomes transferable. If the shares are subsequently forfeited, a recipient making such an election may be able to recognize a capital loss with respect to the amount, if any, paid for the restricted stock, but only to the extent the amount paid exceeds the amount realized by the employee on the forfeiture. The recipient will not be able to recognize a loss for tax purposes with respect to the excess of fair market value over the purchase price that was previously included in income. Dividends paid on the shares of restricted stock before they vest will be taxed to the recipient either as additional compensation or, if the employee has made the election described above, as dividend income.

Shareholder Approval Required

        The affirmative vote of the holders of a majority of the outstanding shares represented at the meeting and entitled to vote on the matter is required for approval of the Omnibus Stock Ownership and Long Term Incentive Plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

        The board of directors recommends a vote “for” approval of the Omnibus Stock Ownership and Long Term Incentive Plan.

Summary of Cash and Certain Other Compensation

        The following table shows the cash compensation paid by our company or our bank to our chief executive officer and each of our other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2003.

Summary Compensation Table

					Long Term
					Compensation
		Annual Compensation			Awards

					Securities	All Other
Name and Principal Position	Year	Salary		Bonus	Underlying Options	Compensation(1)
James R. Clarkson	2003	$156,000	(2)	$12,885	____	$14,908
President & C.E.O	2002	$140,000	(2)	$10,596	____	$14,227
	2001	$128,000	(2)	$3,604	____	$13,287
Glenn R. Bullard	2003	$100,000		$2,823	____	$10,680
Executive Vice President	2002	$90,000		$6,531	____	$9,936
	2001	$80,000		$2,288	____	$8,693

(1)  Includes officer’s life, disability and health insurance benefits, profit-sharing plan contributions and retirement fund contributions.

(2)  Includes director’s fees received.

Director Compensation

      During the year ended December 31, 2003, directors received fees of $500 per month, and outside directors received an additional $100 fee for each applicable committee meeting attended.

Security Ownership of Certain
Beneficial Owners and Management

General

      The following table shows how much common stock is owned by our directors and executive officers and by owners of more than 5% of the outstanding common stock, as of March 15, 2004. The mailing address for each beneficial owner is care of HCSB Financial Services, 5201 Broad Street, Loris, South Carolina, 29569.

	Number of	Percentage of
Name	Shares Owned (1)	Beneficial Ownership

Johnny C. Allen	324	*
D. Singleton Bailey	20,369	1.22%
Franklin C. Blanton	41,532 (2)	2.50%
Clay D. Brittain, III	2,518	*
Glenn R. Bullard	3,426	*
Russell R. Burgess, Jr	1,344	*
William H. Caines	2,050	*
James R. Clarkson	11,591	*
J. Lavelle Coleman	7,820	*
Larry G. Floyd	5,026	*
Boyd R. Ford, Jr	49,284	2.96%
Tommie W. Grainger	22,573	*
Michael W. Hambrick	118	*
Randy B. Hardee	15,357	*
Gwyn G. McCutchen	14,648	*
T. Freddie Moore	8,404	*
Carroll D. Padgett, Jr	13,862	*
Executive officers and directors as a	220,246	13.25%
group (19 persons)
______________

      *Less than 1%

      (1)       Includes shares for which the named person:

                  o        has sole voting and investment power,
                  o        has shared voting and investment power with a spouse, or
                  o       holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

      (2)       The 41,532 shares listed for Mr. Blanton include 17,019 shares held by Blanton Supplies of Little River, Inc., 2,099 shares held by Blanton Supplies, Inc., 1,274 shares held by Blanton Family Partnership, 1,628 shares held by Blanton & Blanton, L.P. and 128 shares held jointly by James P. Blanton, Elizabeth R.Blanton and Franklin C. Blanton, each of which Mr. Blanton controls in excess of 10% ownership.

Meetings and Committees of the Board of Directors

      During the year ended December 31, 2003, the Board of Directors of the company held six meetings and the Board of Directors of the bank held fourteen meetings. All of the directors of the company and of the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they serve.

      Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders meetings, directors are encouraged to attend the annual meeting of HCSB Financial Corp. Twelve directors attended the 2003 annual meeting of shareholders.

      Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may do so by writing to the secretary of the company , at HCSB Financial Corp., P.O. Box 218, Loris, South Carolina, 29569. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

      The Board of Directors of the company has appointed an Audit Committee.

      The Audit Committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory agencies and the bank’s internal auditor and determining that all audits and examinations required by law are performed. The Committee reports its findings to the Board of Directors. The Audit Committee also recommends to the Board of Directors the appointment of the independent accounting firm. During 2003, the Audit Committee met three times. The members of the Audit Committee in 2003 were Randy B. Hardee, Johnny C. Allen, Clay D. Brittain, III, Gwyn G. McCutchen, T. Freddie Moore and Carroll D. Padgett, Jr. Each of these members is considered “independent” under Rule 4350 of the National Association of Securities Dealers listing standards.

        Our Board of Directors has not adopted an audit committee charter.

      None of the current members of the audit committee nor any other member of our board qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. At the present, we do not know if or when we shall appoint a new board member that qualifies as an audit committee financial expert.

      Although none of the members of our audit committee qualify as “financial experts” as defined in the SEC rules, each of our audit committee members has made valuable contributions to the company and its shareholders as members of the audit committee. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

      The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

      The Audit Committee has reviewed and discussed with management the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The Audit Committee has received from the independent auditors the written disclosures and the letters required by Independent Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditor’s independence from the company and its management. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the company’s Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the SEC.

      The report of the Audit Committee is included herein at the direction of its members, Randy B. Hardee, Johnny C. Allen, Clay D. Brittain, III, Gwyn G. McCutchen, T. Freddie Moore and Carroll D. Padgett, Jr.

Other Committees

      We do not have a separate compensation committee. Instead, our entire board of directors serves as our compensation committee. In addition, we have not adopted a nominating committee charter. Historically, our entire board of directors has served as the nominating committee. We are reviewing this policy and considering whether to adopt a formal nominating committee charter.

      Our board will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

      In evaluating such recommendations, the board uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

      Our board uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The board considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Audit Fees

      During the period covering the fiscal years ended December 31, 2003 and 2002, Elliott Davis, LLC performed various professional services for our company. These services included auditing our company’s annual financial statements, reviews of the financial statements included in our company’s reports on Form 10-QSB, reviews of our company’s prior year’s Form 10 KSB and Proxy Statement preparation of our Form 5500 and preparation of our federal and state income tax returns, among other things.

      The aggregate fees billed for these professional services by Elliott Davis, LLC during this period are illustrated in the table below:

Description	2003	2002*
Audit Fees(1)	$32,875	$23,600
Tax Fees	$1,875	$1,800
All Other Fees(2)	$10,510	$0

      (1)        Audit fees consisted primarily of the audit of our company’s annual financial statements and for reviews of the financial statements included in our company’s reports on Form 10-QSB.

      (2)         All other fees include assistance with the review of the prior year’s Form 10-KSB, Proxy Statement, preparation of Form 5500 and FHLB mortgage collateral verifications for residential and mortgage loans, among other things.

      *2002 only includes audit and tax fees by Elliott Davis,LLC. Other fees were paid    to Tourville, Simpson & Caskey.

Certain Relationships and Related TransactionsInterests
of Management and Others in Certain Transactions

      The company and the bank have banking and other transactions in the ordinary course of business with directors and officers of the company and the bank and their affiliates. It is the company’s policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the company or the bank. Loans to individual directors and officers must also comply with the bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The company intends for all of its transactions with its affiliates to be on terms no less favorable to the company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Compliance with the Securities Exchange Act of 1934

      As required by Section 16(a) of the Securities Exchange Act of 1934, the company’s directors, its executive officers, and certain individuals are required to report periodically their ownership of the company’s common stock and any changes in ownership to the SEC. Based on review of Forms 3, 4, and 5 and any representations made to the company, the company believes that all such reports for these persons were filed in a timely fashion during 2003.

Independent Auditor

      Tourville, Simpson and Caskey, LLP(TSC), which served as our principal independent accountant since December 1987, resigned from such position effective January 2, 2003. TSC’s report on the financial statements of the company for each of the years ended December 31, 2000 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

      There were no disagreements between the company and TSC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of TSC, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

        The disclosures required by Item 304 (a) (1) (iv) (B) of Regulation S-B are not applicable.

      Elliott Davis, LLC, certified public accountants, was engaged by the company on January 2, 2003 to audit the financial statements for the year ending December

31, 2002. We did not consult Elliott Davis regarding any of the matters set forth in Item 304 (a) (2) (i) or (ii) of Regulation S-B.

        The Company has not yet selected an accounting firm to serve as the independent auditor to the company for the year ending December 31, 2004. Elliott Davis, LLC, was engaged by the company to audit the financial statements for the year ending December 31, 2003. We expect that a representative from this firm will be present and available to answer questions at the annual meeting and will have the opportunity to make a statement if he or she desires to do so.

Shareholder Proposals for the 2004 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in the company’s proxy statement and form of proxy relating to the 2005 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than November 18, 2004. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company’s bylaws relating to shareholder proposals in order to be included in the company’s proxy materials. A copy of our bylaws is available upon written request.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

March 15, 2004

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
HCSB FINANCIAL CORP
to be held on April 22, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Stacy L. Stanley and B. Kemp Floyd, Jr. and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of HCSB Financial Corp that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Center for health & Fitness, 3207 Casey Street, Loris, south Carolina, at 7:00 p.m. p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

      1.   PROPOSAL to elect the five identified Class III directors to serve for three year terms.

William H. Caines, James R. Clarkson, J. Lavelle Coleman, Boyd R. Ford, Jr., Randy B. Hardee

[ ]	FOR all nominees	[ ]	WITHHOLD AUTHORITY
	listed (except as marked to		to vote for all nominees
the contrary)

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

      2.   PROPOSAL to approve the HCSB Financial Corp. Onminbus Stock Ownership and Long Term
            Incentive Plan.

[ ]	FOR	[ ]	WITHHOLD AUTHORITY
(except as marked to
the contrary)

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: “FOR” the proposal to elect the five identified Class II directors to serve on the Board of Directors each for three-year terms and “FOR” the proposal to approve the HCSB Financial Corp. Omnibus Stock Ownership and Long Term Incentive Plan.

Dated:                                               , 2004

___________________________
Signature of Shareholder(s)

___________________________
Print name clearly

___________________________
Signature of Shareholder(s)

___________________________
Print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.